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                                                                    Exhibit 10.9

                                 LOAN AGREEMENT


                                            May 1, 1996



Implant Sciences Corporation
107 Audubon Road
Wakefield, Massachusetts  01880-1246

         Re:      Loan Agreement with USTrust

Gentlemen:

         USTrust, a Massachusetts trust company with its principal office at 30 Court Street, Boston, Massachusetts (hereinafter, the "Bank") hereby agrees to establish the following credit facilities (hereinafter, collectively, the "Loans") as described below in favor of Implant Sciences Corporation (the "Borrower") subject to the following terms and conditions.

I.       REVOLVING CREDIT

1. The Bank shall establish a discretionary line of credit (the "Revolving Credit") in favor of the Borrower in the amount of the Borrower's Availability (as defined below) subject to the following terms and conditions:

         a. All loans and advances made by the Bank to the Borrower pursuant to the Revolving Credit shall be payable upon DEMAND and shall be evidenced by the Borrower's Commercial Promissory Note (the "Revolving Credit Note") executed this day and delivered to the Bank substantially in the form of Exhibit A annexed hereto. In the event that the Revolving Credit Note is lost, destroyed or mutilated at any time prior to the termination of the within Agreement, the Borrower shall execute and deliver to the Bank a new promissory note substantially in the form of the Revolving Credit Note, whereupon the original Revolving Credit Note which was lost, destroyed or mutilated shall become null and void and of no further force and effect and the Bank shall indemnify the Borrower for any damages or claims arising out of such original lost, destroyed or mutilated Revolving Credit Note. The original Revolving Credit Note shall not be necessary to establish the indebtedness of the Borrower to the Bank on account of such loans, advances and repayments. All payments made by the Borrower under the Revolving Credit may be reborrowed from time to time by the Borrower pursuant to the terms hereof.

         b. As used herein, the term "Availability" refers to the lesser of


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                  i.       Seventy percent (70%) or such revised percentage as
                           the Bank may set from time to time in the Bank's discretion of the face amount of the Borrower's Acceptable Accounts as determined by the Bank. As used herein, "Acceptable Accounts" shall mean those domestic accounts of the Borrower as to which (x) the Bank has a security interest, (y) the Borrower has furnished to the Bank information as provided in
                           Section III, paragraph 3(d)(iv), below, and (z) are less than sixty (60) days old from the invoice date and otherwise are acceptable to the Bank for lending; or

                  ii. One Hundred Thousand Dollars ($100,000.00) or such other amounts the Bank may set from time to time in the Bank's discretion.

         c. At the time of each loan made to the Borrower pursuant to the Revolving Credit, the Borrower shall immediately become indebted to the Bank in the amount of that loan. Each such loan may be credited by the Bank to any deposit account of the Borrower with the Bank, or may be paid to the Borrower, or may be applied to any obligation of the Borrower to the Bank as the Bank may in each instance elect.

         d. During each year in which the Revolving Credit is available to the Borrower, the Borrower shall repay the full outstanding balance of the Revolving Credit and remain out of debt under the Revolving Credit for a minimum of thirty (30) consecutive days.

         e. All loans and advances made to the Borrower under the Revolving Credit shall bear interest until repaid as provided in the Revolving Credit Note.


II.      EQUIPMENT/TERM LOAN

2. Subject to and in accordance with the terms of the within Agreement, the Borrower may borrow, for the purposes of (i) the refinance of existing term debt and (ii) the purchase of equipment deemed acceptable to the Bank, up to Three Hundred Thousand Dollars ($300,000.00) (the "Equipment/Term Loan"). So long as no event has occurred which is an Event of Default (as defined in the Equipment/Term Note (as defined below)) or would become an Event of Default with the giving of notice and/or the passage of time and such occurrence were not cured within any applicable grace period, the Borrower may request advances for equipment purchases during the period commencing on the date hereof through October 31, 1996 (the "Equipment Availability Period"). Such requests shall be accompanied by a copy of the purchase order, quote, or invoice relating to the subject equipment. The Equipment/Term Loan shall be repaid as provided in the Borrower's Commercial Promissory Note (the "Equipment/Term Note") in the form of Exhibit B annexed hereto. Without limiting the foregoing, the Borrower shall pay interest only on a monthly basis on the Equipment/Term Loan during the Equipment Availability Period at the interest rate set forth in the Equipment/Term Note. The Borrower shall at the end of the Equipment Availability Period amortize the outstanding balance under the Equipment/Term Loan as of November 1, 1996 based on a fifty-four (54) month amortization schedule plus


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         interest as provided in the Equipment/Term Note. Amounts repaid under the Equipment/Term Loan may not be reborrowed. The Bank shall not be obligated to advance any funds under the Equipment/Term Loan after the expiration of the Equipment Availability Period.


III.     GENERAL TERMS AS TO THE LOANS

3. As a partial inducement to the Bank to make the Loans, the Borrower shall execute, seal and deliver to the Bank the following documents:

         a. A Security Agreement (hereinafter, the "Security Agreement") granting to the Bank a security interest in and to all assets of the Borrower, all as more fully set forth in said Security Agreement, substantially in the form and substance of Exhibit C annexed hereto, pursuant to which security interest the Bank shall have a first lien in and to all assets of the Borrower;

         b. A Guaranty in form and substance satisfactory to the Bank executed by Anthony J. Armini (the "Guarantor") of the Liabilities (as defined in said Guaranty) of the Borrower.

         c. A Subordination Agreement in form and substance satisfactory to the Bank executed by the Guarantor and Stephen N. Bunker as creditors of the Borrower providing that all Junior Debt is subordinate to the Liabilities (each as defined in said Subordination Agreement).

         d. The Borrower shall provide the Bank with or cause the Bank to be provided with such financial information requested by the Bank from time to time, including, without limitation, the following:

                  i. Annually, within 120 days from the end of each fiscal year end of the Borrower, audited annual financial statements of the Borrower in form and substance satisfactory to the Bank by the Borrower's certified public accountants (which accountants shall be acceptable to the Bank);

                  ii. Annually, within 30 days from the end of each calendar year, signed and sworn to personal financial statements of the Guarantor in form and substance satisfactory to the Bank;

                  iii. Quarterly, within 30 days from the end of each fiscal quarter of the Borrower, management internally prepared financial statements of the Borrower which shall include at a minimum a balance sheet and profit and loss statement for the subject quarter; and


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                  iv.      monthly, within 15 days from the end of each calendar
                           month, an accounts receivable aging and borrowing base certificate in form and substance satisfactory to the Bank.

4. The Borrower shall also comply with the following affirmative covenants:

         a. The ratio of EBIT to Debt Service shall not at any time be less than 1.5 to 1.0. EBIT shall mean the Borrower's earnings before interest and taxes plus depreciation as determined in accordance with generally accepted accounting principles; and Debt Service shall mean all principal and interest payments on account of all outstanding and anticipated indebtedness owed or to be owed by the Borrower to the Bank or to other third parties.

         b. The Borrower shall maintain a minimum Tangible Capital Base of not less than $600,000.00 as of June 30, 1996, which minimum Tangible Capital Base shall increase by $50,00.00 at each fiscal year and thereafter. As used herein, Tangible Capital Base shall mean the Borrower's net worth less intangible assets plus subordinated debt.

         c. The ratio of Senior Liabilities to Tangible Capital Base shall not at any time be more than 1.25 to 1.0. As used herein, Senior Liabilities shall mean the Borrower's (i) total liabilities less (ii) subordinated debt.

         d. In order to enable the Bank to monitor the financial condition of the Borrower, the Borrower shall maintain all of the Borrower's operating accounts with the Bank.

5.       The Borrower shall also comply with the following negative covenants:

         a. Borrower shall not convey, sell, assign, mortgage, pledge or transfer in any manner whatsoever the Borrower's legal or beneficial interest in any of the Borrower's assets, other than in the ordinary course of the Borrower's business.

         b. There shall be no material adverse change in (i) the financial condition of the Borrower or the Guarantor or (ii) the representations made by the Borrower or the Guarantor to the Bank.

         c. There shall be no material change in (i) the business of the Borrower or (ii) the identity and authority of any person having management authority with respect to the Borrower.

         d. The Borrower does not and shall not hereafter have any indebtedness for borrowed money with the exception of the Loans and the Junior Debt (as defined in the Subordination Agreement).

6. All notices, demand and other communications made in respect to this Agreement shall be deemed made when given to the following addresses, each of which may be changed upon


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         seven (7) days written notice to the others given by certified mail, return receipt requested as follows:

                  If to Bank: USTrust
                              30 Court Street
                              Boston, Massachusetts  02108
                              Attention: Mr. Frank L. Davis III
                                         Vice President

                  with a copy
                  to:         Riemer & Braunstein
                              3 Center Plaza
                              Boston, Massachusetts  02108
                              Attention: Joan Parsons Thornton, Esq.

                  If to the
                  Borrower:    Implant Sciences Corporation
                               107 Audubon Road
                               Wakefield, Massachusetts  01880-1246
                               Attention: Mr. Anthony J. Armini
                                          President

7. The Borrower shall pay all expenses of the Bank in connection with the preparation, execution and delivery of this Agreement and of the other documents and agreements between the Borrower and the Bank, including, without limitation, reasonable attorneys' fees and disbursements of counsel and all fees and expenses of counsel which the Bank may hereafter incur in revising, protecting or enforcing any of its rights against the Borrower, any security held by the Ban or against any guarantor, and all costs of collection. The borrower specifically authorizes the Bank to charge any account which the Borrower maintains with the Bank to cover the foregoing.


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         Please indicate your agreement with the terms and conditions contained in this letter by signing in the space provided below whereupon this letter agreement shall take effect as a sealed instrument.

                                   Very truly yours,


                                   USTRUST


                                   By: /s/ Frank L. Davis, III Vice President
                                       --------------------------------------
                                       Frank L. Davis, III
                                       Vice President



         Agreed and assented to under seal this 1st day of May, 1996.

                                   IMPLANT SCIENCES CORPORATION


                                   By: /s/ Anthony J. Armini
                                       -----------------------
                                       Anthony J. Armini
                                       President


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